CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement of LitFunding Corp. (the "Company") on this Form SB-2 of our audit report, dated March 12, 2003, which includes emphasis paragraph related to an uncertainty as to the Company's ability to continue as a going concern appearing in the Prospectus, which is part of this Registration Statement.

/s/ KABANI & COMPANY, INC.
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Huntington Beach, CA
February 11, 2005